Exhibit 21.1

Subsidiaries
of
Newpark Resources, Inc.
December 31, 2015

1.	NEWPARK MATS & INTEGRATED SERVICES LLC
2.	DURA-BASE DE MEXICO S.A. DE C.V.
3.	DURA-BASE NEVADA, INC.
4.	EXCALIBAR MINERALS LLC
5.	NEWPARK CANADA, INC.
6.	NEWPARK CANADA HOLDINGS LIMITED PARTNERSHIP
7.	NEWPARK CANADA INVESTMENTS LIMITED PARTNERSHIP
8.	NEWPARK DRILLING FLUIDS LLC
9.	NEWPARK ENVIRONMENTAL WATER SOLUTIONS LLC
10.	NEWPARK HOLDINGS NOVA SCOTIA CORP.
11.	NEWPARK INVESTMENTS NOVA SCOTIA CORP.
12.	NEWPARK TEXAS, L.L.C.
13.	NEWPARK DRILLING FLUIDS S.P.A.
14.	AVA EASTERN EUROPE D.F.& S., S.R.L.
15.	AVA AFRICA S.A.R.L.
16.	AVA DEUTCHLAND GMBH
17.	AVA TUNISIE S.A.R.L.
18.	AVA INTERNATIONAL DRILLING FLUIDS LTD.
19.	AVA ALGERIE E.U.R.L.
20.	NEWPARK DRILLING FLUIDS do BRASIL TRATAMENTO de FLUIDOS LTDA.
21.	AVA PANNONIA
22.	DBM SERVICIOS, S.A. de C.V.
23.	Newpark Drilling Fluids International LLC
24.	Newpark Drilling Fluids Personnel Services LLC
25.	TECHNOLOGY AND ENGINEERING FOR DRILLING Fluids JSC
26.	NEWPARK LATIN AMERICA LLC
27.	NEWPARK PERU S.R.L.
28.	NEWPARK AUSTRALIA PTY LTD
29.	NEWPARK DRILLING FLUIDS (AUSTRALIA) LIMITED
30.	PT RHEOCHEM INDONESIA
31.	NEWPARK DRILLING FLUIDS INDIA PRIVATE LIMITED
32.	Newpark drilling fluids (new zealand) limited
33.	Newpark Chile Limitada
34.	Ava Ukraine, LLC
35.	terrafirma roadways limited
36.	NEWPARK DRILLING FLUIDS MIDDLE EAST LIMITED
37.	Newpark Drilling Fluids Gabon SUARL
38.	Newpark Drilling Fluids Trinidad & Tobago UnLtd
39.	Newpark Uruguay S.R.L.
40.	Newpark Drilling Fluids Holdings LLC